Exhibit 11


                          Crown Cork & Seal Company, Inc.


                         Computation of Earnings Per Share



                                                         Three months ended
                                                              March 31,
                                                          1996        1995


1. Net income available to common shareholders            $29.1       $36.5


2. Weighted average number of shares outstanding
          during period                               105,120,482   89,640,314


3. Earnings per share based upon average
       outstanding (1/2)                                  $.28         $.41


4. Net shares issuable upon exercise of dilutive
    outstanding stock options (treasury stock method)     345,518      707,376


5.   Fully diluted shares (2+4)                       105,466,000   90,347,690


6.   Fully diluted earnings per share (1/5)               $.28         $.40




Note: The 4.5% convertible preferred stock was not included in the computation of earnings per share as it was anti-dilutive.